Exhibit 99.1

Applied Materials Announces Workforce Restructuring

SANTA CLARA, Calif., October 3, 2012 – Applied Materials, Inc. (Nasdaq:AMAT) today announced a plan to realign its global workforce and enhance its ability to invest for growth. Applied will implement a voluntary retirement program and other workforce reduction actions that are expected to affect approximately 900 to 1,300 positions, or 6 percent to 9 percent of its global workforce.

“Achieving our strategic objectives requires us to deploy our talent in the best way possible,” said Mike Splinter, chairman and CEO. “We are taking action to realign our worldwide organization and workforce while investing in key product development capabilities that will enhance our ability to grow.”

The voluntary retirement program will be available to certain U.S. employees who meet minimum age and length of service requirements, as well as other business-specific criteria. In addition, Applied plans to implement other workforce reduction actions globally, the extent of which will depend on the number of employees who participate in the voluntary retirement program and other considerations.

Applied expects to substantially complete the restructuring plan by the end of the third quarter of fiscal 2013, depending on local legal requirements. Upon completion, the plan is projected to make available approximately $140 million to $190 million annually to fund key growth initiatives.

Applied expects to incur aggregate pre-tax restructuring charges comprised of severance and other termination benefits in the range of $180 million to $230 million, substantially all of which will be paid in cash. Due to the nature of the plan, the projected cost amounts are subject to multiple assumptions and estimates, including: the number and job levels of employees who participate in the voluntary retirement program; the nature and extent of additional workforce actions required to complete the plan; and other factors. Applied will begin recording these restructuring charges in the fourth quarter of fiscal 2012 and expects that the remainder will be recorded during fiscal 2013.

Safe Harbor Statement

This release contains forward-looking statements, including those relating to the objectives, nature, scope, and timing of the restructuring plan; the amounts expected to become available to fund initiatives and their anticipated use; and the amount and timing of anticipated charges and cash expenditures. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: (i) uncertain global economic and industry conditions; (ii) Applied’s ability to implement the plan as expected and achieve the intended objectives, which may be affected by: customer requirements, changes in business conditions and/or operational needs, participation rates for the voluntary retirement program, the nature and extent of additional workforce actions required to complete the plan, retention of key employees, applicable laws, delays, and increased costs; and (iii) other risks described in Applied’s filings with the Securities and Exchange Commission, including its most recent Form 10-Q. All forward-looking statements are as of the date hereof, and Applied undertakes no obligation to revise or update any such statements.

About Applied Materials

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in providing innovative equipment, services and software to enable the manufacture of advanced semiconductor, flat panel display and solar photovoltaic products. Our technologies help make innovations like smartphones, flat screen TVs and solar panels more affordable and accessible to consumers and businesses around the world. Learn more at www.appliedmaterials.com.

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Michael Sullivan (financial community) 408.986.7977